UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SBA Communications Corporation

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SBA COMMUNICATIONS CORPORATION SUPPLEMENTAL PROXY MATERIALS

For the Annual Meeting of Shareholders to be Held on

May 16, 2019

Re: Proposal 3: Advisory Vote to Approve Executive Compensation

May 6, 2019

Dear SBA Shareholder:

In April 2019, we filed our annual Proxy Statement, which outlines SBA Communications Corporation’s overall governance structure and executive compensation program, and includes proposals for shareholders to vote on at our upcoming 2019 Annual Meeting of Shareholders on May 16, 2019. On behalf of the Compensation Committee of the Board of Directors of SBA Communications Corporation (“SBA”) we are writing to you today to request your support on Proposal No. 3: Advisory Vote on Executive Compensation (the “Say-on-Pay” proposal). We appreciate the support we have received from shareholders in prior years, with a favorable 99% shareholder vote last year and votes that have averaged 97% in favor of Say-on-Pay since our 2011 Annual Meeting when Say-on-Pay was adopted.

During 2018 (related to 2017 compensation), we received the support of both the proxy advisory firm Institutional Shareholder Services, Inc. (“ISS”) and the proxy advisory firm Glass Lewis, with recommendations that shareholders vote “FOR” our Say-on-Pay proposal. This year, Glass Lewis has again recommended that shareholders vote in favor of our Say-on-Pay proposal, in accordance with the recommendation of SBA’s Board of Directors. However, ISS has recommended “Against” our Say-on-Pay proposal. This recommendation was unexpected as our compensation program has not materially changed. The purpose of this supplemental shareholder communication is to further explain our executive compensation program in light of the ISS recommendation.

We believe our compensation program relies on strong pay-for-performance criteria, as evidenced by the significant portion of NEO pay that is at-risk, and has been a driving force in our multi-year upper quartile shareholder returns. As a Compensation Committee we have been very cognizant of generally-accepted compensation best practices. Those best practices include both absolute and relative analyses, with relative analyses being performed against an appropriately chosen peer group. As part of our deliberations, we explicitly consider the median CEO pay indicated by our peer group as well as those of the peer groups utilized by the proxy advisors in our compensation decisions. Subsequent to our compensation decisions for 2018, ISS changed the peer group it utilized in analyzing SBA’s compensation program (the “ISS Peer Group”) which resulted in an ISS Peer Group CEO median pay decreasing by 26% from 2017 and 3.6% from 2014. The result was a primary factor in ISS concluding that a pay-for-performance misalignment exists that we do not believe in fact does exist nor does it reflect our compensation philosophy, approach or actual results.

For the reasons set forth below, and in further detail in our 2019 proxy statement, we request that you vote “FOR” Proposal 3, our Say-in-Pay proposal, as recommended by our Board and Glass Lewis.

•	Our compensation program has not materially changed

•	The peer group we used for benchmarking pay was carefully chosen and appropriate

•	Our compensation program is tied to performance and aligned with shareholders’ interests

Shareholders and the Proxy Advisory Firms have traditionally approved our Executive Compensation Program, which has not materially changed

Our shareholders have consistently supported our compensation program, including the methodology by which we select our peer group, which is substantially the same program that SBA has had since February 2010. Furthermore, in each of these years, ISS and Glass Lewis recommended in favor of our Say-on-Pay Proposal, other than in May 2017 when ISS recommended against our Say-on-Pay proposal primarily due to our temporary stock price decline at the end of 2016 arising from market disruptions following the presidential election.

Annual Meeting	% of Votes Cast in Favor of Say-On-Pay	ISS Recommendation	Glass Lewis Recommendation
May 2011	98%	FOR	FOR
May 2012	98%	FOR	FOR
May 2013	99%	FOR	FOR
May 2014	98%	FOR	FOR
May 2015	99%	FOR	FOR
May 2016	99%	FOR	FOR
May 2017	86%	AGAINST	FOR
May 2018	99%	FOR	FOR

We have implemented a Compensation Peer Group appropriate for determining pay and measuring performance

We believe that it is generally accepted compensation practice that a size appropriate peer group should align near the median across key financial metrics. Our Compensation Committee takes a very careful and thoughtful approach to choosing our peer group, which it believes is of relative size and business characteristics that are similar to us. As in prior years, our 2018 peer group consists of companies from both the communications-related industry and the real estate investment trust (“REIT”) industry, and includes four communications-related peer companies that have also elected REIT status (American Tower Corporation, Crown Castle International Corporation, Digital Realty Trust and Equinix). The primary size measures used in selecting companies for the peer group are revenue, EBITDA/FFO (common REIT metrics for the measurement of profitability), market capitalization and enterprise value. While we recognize that the proxy advisors principally focus on revenue as the driver for creating peer groups, our Compensation Committee has also focused on EBITDA/FFO and market capitalization as we believe profitability and valuation are important indicators of the size and complexity of the companies against whom our investors compare us. We believe that this approach has created a benchmark against which it is appropriate to measure both pay and performance.

	SBA Peer Group			ISS 2017 Peer Group(1)			ISS 2018 Peer Group
Company	Revenue	Adj.EBITDA /FFO	Market Cap(2)	Revenue	Adj.EBITDA /FFO	Market Cap(2)	Revenue	Adj.EBITDA /FFO	Market Cap(2)
75th Percentile	$4,743	$1,981	$28,503	$2,885	$1,241	$25,368	$2,639	$1,208	$22,553
Median	2,893	$1,201	$19,008	$1,841	$737	$12,195	$1,617	$665	$9,522
25th Percentile	1,567	$675	$7,347	$1,199	$479	$7,347	$1,049	$456	$5,278
SBA Communications	$1,866	$1,241	$23,063	$1,866	$1,241	$23,063	$1,866	$1,241	$23,063
— Percentile Rank	33%	54%	66%	52%	75%	72%	61%	79%	76%

Average Percentile Rank			51%			66%			72%

(1)	Updated to reflect performance during 2018
(2)	Calculated as of April 30, 2019

As discussed above, ISS has concluded that SBA has a pay-for-performance misalignment due to relative comparisons to the recently revised ISS Peer Group, including a common analysis known as “multiple to the median”. Using the new ISS Peer Group, ISS’ calculation of our CEO pay multiple (the multiple between our CEO pay and the median CEO pay of ISS’s new peer group) increased by 54% (although our CEO pay actually increased only 11% under SEC rules or 13% under ISS methodology). The changes that were implemented to the 2018 ISS Peer Group resulted in a greater number of small companies and none within SBA’s industry. For 2018, ISS removed Crown Castle International, one of SBA’s two direct competitors and the only company within the historical ISS Peer Group in the tower industry. In addition, ISS removed three other 2017 ISS peers and added four smaller companies (with median revenue of $996 million and market cap of $4.3 billion as compared to our revenue of $1.9 billion and market cap of $23.1 billion), which resulted in SBA being materially above the median compared to the new 2018 ISS Peer Group in both revenue (up from 52nd to 61st percentile) and market capitalization (up from 72nd to 76th percentile).

The direct result of a peer group comprised of smaller companies and those outside of our industry was a significant reduction in ISS Peer Group CEO median pay as indicated below:

	2014	2015	2016	2017	2018	2018 (Using ISS 2017 Peer Group)
	(in thousands, except multiple)
SBA’s CEO Pay Per SEC Rules(1)	$6,668	$7,366	$7,096	$8,205	$9,102	$—
SBA’s CEO Pay Per ISS Methodology (2)	$7,856	$8,056	$8,528	$10,170	$11,542	$11,542

SBA Peer Group Median CEO Pay(1)(3)	$6,711	$7,048	$7,165	$8,359	$9,272	$—

Multiple of CEO Pay to SBA Peer Group Median(1)(3)	0.99	1.05	0.99	0.98	0.98	—

ISS-Selected Peer Median CEO Pay(2)	$6,893	$6,967	$7,500	$8,987	$6,648	$8,987

Multiple of CEO Pay (Per ISS) to ISS-Selected Peer Median(2)	1.14	1.16	1.14	1.13	1.74	1.28

(1)	Based on SEC rules/GAAP accounting, which values options at their expected term.
(2)	Based on ISS methodology that values stock options based on their full term.
(3)	Based on the SBA peer group for the relevant period and the estimated target total direct compensation for such period.

We believe our thoughtful approach to peer group selection is correct and clearly shows a direct connection to pay for performance and strong relative alignment.

We have adopted a pay for performance culture that we believe rewards shareholders and is aligned with our performance

The core of our executive compensation philosophy is that our executives’ pay should be linked to the performance of SBA. Accordingly, our executives’ compensation is heavily weighted toward compensation that is performance-based or equity-based. For 2018, 90% of our CEO’s target total compensation and an average of 85% of our other NEOs’ target total compensation was performance-based or equity-based. As a result, our executives only recognize value approaching their target compensation when our shareholders have enjoyed value creation.

We regularly lead the tower industry in a variety of financial metrics such as growth rates, tower cash flow and Adjusted EBITDA margins and AFFO per share. We believe that our financial performance for the one and three-year period ended December 31, 2018, reflects that our executive compensation program drives performance.

Metric	1-Year Results	3-Year Results
Site Leasing Revenue	h 7%	h18%
Tower Cash Flow	h 8%	h21%
Adjusted EBITDA	h 8%	h19%
AFFO	h 5%	h20%
AFFO Per Share	h 9%	h33%

One of the reasons ISS has concluded that SBA has a pay-for-performance misalignment is the results of their financial performance assessment, which is a relative analysis comparing SBA’s financial performance on selected financial metrics against the ISS Peer Group, notwithstanding SBA’s relative TSR performance near the top of such peer group. Most of these metrics appear to be net income driven which, as SBA shareholders know, is not the primary focus of our management nor the basis upon which our company is valued. Our compensation program utilizes financial metrics that matter to our industry, and our management has delivered on those metrics to create shareholder value.

Confirmation that our performance has been well-aligned with our pay over a multi-year period is illustrated by both ISS and Glass Lewis’s pay-for-performance tests. The ISS test calculates that our 2018 three-year relative TSR performance exceeded our three-year relative CEO pay by 19 percentile points while the Glass Lewis Pay for Performance Test ranked SBA in the second highest category, which includes companies whose performance has exceeded pay over the three-year period.

We believe all of the foregoing illustrates the responsible nature of our executive compensation program and a very strong alignment between pay and performance.

We believe that our long-term incentive program is a primary driver of our top quartile shareholder returns

Our philosophy is that a majority of an executive’s compensation should be derived from the value of long-term incentive compensation in the form of restricted stock units and stock option awards so as to align the financial interests of our executives with those of our shareholders. We believe that stock options provide strong alignment with shareholder interests as options have no value unless our stock price increases, which then benefits shareholders.

Our Compensation Committee believes that stock options are the single-most important component of our compensation program and the one that most closely aligns and incents management compensation with shareholder returns. In addition, to have a balanced mix, we use restricted stock units as a component of our long-term incentive compensation as they (1) facilitate our stock ownership program, (2) improve retention, (3) materially reduce projected future share usage in our equity compensation plans and (4) mitigate structural risk associated with using purely stock options as equity compensation.

We believe that the shareholder alignment created with stock options has been a significant driver of our multi-year upper quartile total shareholder returns.

At SBA we have an intense focus on management performance and its connection to shareholder value creation. We believe our pay program is tied to financial and strategic objectives, is strongly aligned with performance, and has delivered superior shareholder value.

We appreciate your time and consideration on these matters and ask that you vote “FOR” Proposal 3: Advisory Vote to Approve Executive Compensation.

Sincerely,

SBA Compensation Committee

Jack Langer, Chair

Brian C. Carr

Duncan H. Cocroft

George R. Krouse Jr.